UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2013

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive offices) (Zip Code)

(614) 278-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities.

On November 1, 2013, Big Lots, Inc. (“we,” “us” or “our”) announced our intention to exit our existing wholesale business by the end of fiscal 2013. During this wind down period, we expect the wholesale business will liquidate inventory levels and assimilate associates into our retail operations where possible. This course of action is a result of our efforts to deliver a comprehensive long-range strategic plan, and follows an evaluation of our current business and assessment of the areas where we believe we have the best opportunity to provide value for our customers, associates, and shareholders.

We estimate incurring total pre-tax charges in the range of $5.5 million to $9.0 million during fiscal 2013, of which $5 million to $8 million will be incurred in the third quarter of 2013. The fiscal 2013 total is comprised of estimated pre-tax charges of $4.5 million to $6.5 million related to inventory impairment, $0.5 million to $1.5 million related to the payment of severance benefits, and $0.5 million to $1.0 million related to lease liabilities and other asset impairment. Of the total pre-tax charges, we estimate future cash expenditures of $0.5 million to $1.5 million related to severance benefits and less than $0.5 million related to lease payments. We intend to wind down wholesale operations during the fourth quarter of fiscal 2013, and the entirety of the financial results of the wholesale business will qualify for discontinued operations treatment for fiscal 2013.

Attached as Exhibit 99.1 to this Form 8-K is a copy of our November 1, 2013 press release, including information concerning forward-looking statements and factors that may affect our future results.

Item 2.06    Material Impairments.

The information set forth in Item 2.05 above is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibits marked with an asterisk (*) are furnished herewith.

	Exhibit No.	Description

	99.1*	Big Lots, Inc. press release dated November 1, 2013.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: November 4, 2013	By:	/s/ Timothy A. Johnson
Timothy A. Johnson
Senior Vice President and Chief Financial Officer